                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
        Date of Report (Date of earliest event reported):  April 15, 2003

                                 CYBERCARE, INC.

                (Exact name of registrant as specified in its charter)


       FLORIDA                     000-20356            65-0158479

  (State or other jurisdiction    (Commission         (IRS Employer
      of incorporation)           File Number)       Identification No.)


          2500 QUANTUM LAKES DRIVE, SUITE 1000, BOYNTON BEACH, FL    33426

           (Address of principal executive offices)               (Zip Code)

        Registrant's telephone number, including area code.561-742-5000


               (Former name or former address, if changed since last report.)

Item  5.  Other  Events  and  Regulation  FD  Disclosure.

     CyberCare, Inc. has announced in a press release dated April 29, 2003 that it did not file its Annual Report on Form 10-K for the year ended December 31, 2002 due to its overall financial difficulties.

     The Registrant's independent certified accountants resigned in December, 2002 and have refused to turn over any work papers relating to the Registrant's financials for the year ending December 31, 2002 and prior periods without payment of substantial fees which the Registrant cannot afford to pay. In addition, the Registrant is unable to pay its new independent certified accountants the requested fees beyond their initial retainer fee.

     As was previously announced, continued losses and a lack of sufficient working capital caused the Registrant to cease operation of its subsidiary, Physical Therapy and Rehabilitation, Inc., a Florida corporation ("PTR"). The operations of its pharmacy division have been substantially reduced. The pharmacy continues to operate at a loss, but at a substantially reduced rate. The registrant continues to engage in sales efforts in the technology division. In this connection, the registrant is participating in the American Telemedicine Association ("ATA") tradeshow, which is presently being held in Orlando, Florida.

     The Registrant intends to concentrate on collecting its accounts receivable and on selling certain assets. In addition, the Registrant is currently in discussions with third parties with respect to the possible sale of all or a portion of the remaining segments of the business. The Registrant continues to struggle with costs and fees associated with pre-existing issues. The continued operation of the Registrant's business is uncertain.

Item-7.  Exhibit-Index.

Exhibit  1  -  CyberCare  press  release  dated  April  29,  2003.



                                   SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          CyberCare,  Inc.
                                          a  Florida  Corporation


                                               /s/ Joseph R. Forte
Date:     April  29,  2003                By:___________________________________
                                          Joseph  R.  Forte,  President  and CEO